Exhibit 99.1

CONTACT:	Martin E. Franklin Chairman and Chief Executive Officer Jarden Corporation 914-967-9400

Investor Relations: Melissa Myron/Lauren Puffer
Press: Evan Goetz/Alecia Pulman
Financial Dynamics
212-850-5600

FOR IMMEDIATE RELEASE

JARDEN CORPORATION PROVIDES YEAR END BUSINESS UPDATE

~ Q4 Cash Flow From Operations to Exceed $200 million ~

~ Year Over Year As Adjusted Earnings Per Share Increases Over 35% ~

Rye, New York – January 12, 2006 – Jarden Corporation (NYSE: JAH) today provided a business update for fiscal 2005 as well as its outlook for fiscal 2006. In addition, the Company hosted earlier today a conference call to discuss its estimated fourth quarter business performance, its outlook for 2006 and the information below. The call is archived online at www.jarden.com until January 26, 2006.

Fiscal 2005

The Company currently anticipates fourth quarter revenue will exceed $960 million, driven by organic growth of approximately 3.5%. As adjusted EBITDA for the fourth quarter (excluding reorganization and acquisition related costs as well as the impact of expensing stock incentive awards following the fourth quarter implementation of FAS 123R) is estimated to be in the range of $95 million to $100 million which translates into an as adjusted earnings per share range for the year ended December 31, 2005 of $2.10 to $2.14.

Cash flow from operations in the fourth quarter exceeded $200 million. Additionally, the Company’s net debt declined from $1.5 billion at September 30, 2005 to approximately $1.3 billion at year end, including ordinary course debt service payments and capital expenditures during the quarter. As adjusted earnings per share for the year rose in excess of 35% as compared to the prior year.

Martin E. Franklin, Chairman and Chief Executive Officer, commented, “2005 was an incredible year in the development of Jarden with the integration of two significant businesses bringing our annualized revenue base to approximately $3.5 billion. The integration of the American Household businesses was a major high point of the year, with both the Coleman and legacy Sunbeam businesses performing above our expectations. We ended this past year with strong sales and, as anticipated, we delivered strong cash flow from operations for the year.”

“During the fourth quarter, in aggregate, the results of our Branded Consumables, Outdoor Solutions and Other segments as well as our legacy Sunbeam business were ahead of last year and exceeded our forecast for the fourth quarter. However, the two businesses being integrated into our Consumer Solutions segment, FoodSaver and Holmes, did not meet our expectations in the fourth quarter. That said, we view this as primarily a timing and integration issue and remain confident about both businesses, particularly regarding the synergies that we have yet to realize from the Holmes acquisition.”

Fiscal 2006

For fiscal 2006, the Company currently expects to generate organic sales growth in the 3% to 5% range and to meet its stated minimum as adjusted EPS growth target of 15%, while continuing to generate strong free cash flow.

Mr. Franklin continued, “While Jarden does not provide formal guidance to the street, we are still highly confident that we can achieve our stated goal of doubling Jarden’s 2004 as adjusted EPS of $1.47 by 2008. We are as confident in the long-term prospects of our business as we were at this time last year. As we have previously stated, our goals will be achieved on the back of new product introductions, investing in our brands for sustainable long term growth, leveraging our cost saving initiatives and capitalizing on international, as well as domestic opportunities.”

Additional Information

Accompanying this press release is a reconciliation of the GAAP to Non-GAAP financial measures referenced above.

About Jarden Corporation:

Jarden Corporation is a leading provider of niche consumer products used in and around the home. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bicycle®, BRK®, Crawford®, Diamond®, First Alert®, Forster®, Hoyle®, Kerr®, Lehigh®, Leslie-Locke® and Loew-Cornell®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Harmony®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain™; and Outdoor Solutions: Campingaz® and Coleman®. Headquartered in Rye, N.Y., Jarden has over 16,000 employees worldwide. For more information, please visit www.jarden.com.

SAFE HARBOR:

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden’s markets and the demand for its products, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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Jarden Corporation

Reconciliation of Non-GAAP Measures

Estimated range for the quarter ended December 31, 2005

(in millions, except per share data)

January 12, 2006

	Estimated Range
	A	B
Net income	$17.2	$23.6

Addback:
Income tax provision	9.9	13.5
Estimated interest expense, net	24.4	24.4
Estimated depreciation and amortization	16.6	16.6

Earnings before interest, taxes and depreciation and amortization (“EBITDA”)	68.1	78.1
Addback:
Loss on early extinguishment of debt	—	—
Reorganization and acquisition-related integration costs	12.0	7.0
Estimated manufacturer’s profit in inventory	1.9	1.9
Estimated APB 25 based stock compensation expense	13.0	13.0

As adjusted EBITDA	95.0	100.0
Less:
Estimated depreciation and amortization	(16.6)	(16.6)
Estimated interest expense	(24.4)	(24.4)
As adjusted income tax provision	(19.7)	(21.4)

As adjusted net income	$34.3	$37.6

Estimated weighted average diluted shares outstanding	68.0	68.0
Addback:
Estimated dilutive effect of restricted shares outstanding as if issued at the beginning of the period	1.1	1.1

Estimated as adjusted weighted average diluted shares outstanding	69.1	69.1

As adjusted earnings per share	$0.50	$0.54

See accompanying notes to reconciliation of non-GAAP measures

Jarden Corporation

Reconciliation of Non-GAAP Measures

Estimated range for the year ended December 31, 2005

(in millions, except per share data)

January 12, 2006

	Estimated Range
	A	B
Net income	$75.5	$81.8

Addback:
Income tax provision	43.4	47.0
Estimated interest expense, net	82.1	82.1
Estimated depreciation and amortization	57.4	57.4

Earnings before interest, taxes and depreciation and amortization (“EBITDA”)	258.4	268.3
Addback:
Loss on early extinguishment of debt	6.0	6.0
Reorganization and acquisition-related integration costs	28.1	23.1
Estimated manufacturer’s profit in inventory	22.4	22.4
Estimated APB 25 based stock compensation expense	43.6	43.6

As adjusted EBITDA	358.5	363.4
Less:
Estimated depreciation and amortization	(57.4)	(57.4)
Estimated interest expense	(82.1)	(82.1)
As adjusted income tax provision	(79.9)	(81.7)

As adjusted net income	$139.1	$142.2

Estimated weighted average diluted shares outstanding	55.0	55.0
Addback:
Conversion of Series B and Series C Preferred Stock as if converted at the beginning of the period	9.6	9.6
Estimated dilutive effect of restricted shares outstanding as if issued at the beginning of the period	1.7	1.7

Estimated as adjusted weighted average diluted shares outstanding	66.3	66.3

As adjusted earnings per share	$2.10	$2.14

See accompanying notes to reconciliation of non-GAAP measures

Jarden Corporation

Notes to Reconciliation of Non-GAAP Measures

January 12, 2006

Adjustments relate to items that are excluded from the estimated results to arrive at the “as adjusted” results for the quarter and year ended December 31, 2005.

For the quarter ended December 31, 2005, estimated pre-tax adjustments to net income consist of $7-$12 million of estimated reorganization and acquisition-related integration costs, purchase accounting adjustments of $1.9 million of estimated manufacturer’s profit in inventory, and $13 million of estimated non-cash compensation costs recorded related to the issuance of restricted shares of the Company’s common stock. In addition, the resulting as adjusted income before income taxes was tax effected at the estimated 2005 tax rate of 36.5%.

For the year ended December 31, 2005, estimated pre-tax adjustments to net income consist of purchase accounting adjustments for $22.4 million of manufacturer’s profit in inventory, $23.1-$28.1 million of estimated reorganization and acquisition-related integration costs, $6.0 million of loss on early extinguishment of debt, and $43.6 million of estimated non-cash compensation costs recorded related to the issuance of restricted shares of the Company’s common stock. In addition, the resulting as adjusted income before income taxes was tax effected at the estimated 2005 tax rate of 36.5%.

This reconciliation and press release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a Company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in the statements of income, balance sheets or statement of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures have been presented herein because management of the Company uses these financial measures in monitoring and evaluating the Company’s ongoing financial results and trends. Management believes that these non-GAAP operating performance measures are useful for investors because they enhance investors’ ability to analyze trends in the Company’s business and compare the Company’s financial and operating performance to the performance of the Company’s peers. Additionally, the Company’s credit agreement has provided for manufacturer’s profit in inventory adjustments required for purchase accounting, reorganization and acquisition-related integration costs, non-cash compensation expenses and loss on early extinguishment of debt to be excluded in calculations used for determining whether the Company is in compliance with certain credit agreement covenants.